Exhibit 23.6

CONSENT OF ROSCOE POSTLE ASSOCIATES INC.

We refer to our reports entitled “Technical Report on the Preliminary Economic Assessment of the Aripuanã Zinc Project, State of Mato Grosso, Brazil”, “Technical Report on the Caçapava do Sul Project, State of Rio Grande do Sul, Brazil”, “Technical Report on the Hilarión Project, Ancash Region, Peru”, “Technical Report on the Preliminary Economic Assessment of the Magistral Project, Ancash Region, Peru”, “Technical Report on the Pukaqaqa Project, Huancavelica Region, Peru” and  “Technical Report on the Preliminary Economic Assessment of the Shalipayco Project, Department of Junin, Peru” (the “Technical Reports”) as referenced in the registration statement on Form F-1 of VM Holding S.A. (the “Registration Statement”).

We hereby consent to the use of our firm name under the heading “Experts” in the Registration Statement and to the summary of the Technical Reports included in the Registration Statement and any amendment thereto, including post-effective amendments.

/s/Roscoe Postle Associates Inc.
Roscoe Postle Associates Inc.
September 21, 2017